SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT





Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934


                     Date of Report:  April 18, 1997



               Exact Name of
Commission     Registrant        State or other    IRS Employer
File           as specified      Jurisdiction of   Identification
Number         in its charter    Incorporation     Number
-----------    --------------    ---------------   --------------

1-12609        PG&E Corporation  California        94-3234914

1-2348         Pacific Gas and   California        94-0742640
               Electric Company







77 Beale Street, P.O. Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)

Registrants' telephone number, including area code:(415) 973-7000




Item 5.  Other Events

The following information includes forward-looking statements that involve a number of risks, uncertainties and assumptions. A number of factors which could cause actual results to differ materially from those indicated in the forward-looking statements are described in more detail below.

A.  Performance Incentive Plan - Year-to-Date Financial Results

The Performance Incentive Plan (Plan) is an annual incentive compensation plan applicable to all regular, nonbargaining unit employees of Pacific Gas and Electric Company (PG&E), a wholly owned subsidiary of PG&E Corporation. The Plan provides for awards based on (1) PG&E Corporation's success in meeting overall corporate financial performance objectives, based on PG&E Corporation earnings per share, taking into account financial results from PG&E Corporation's three principal business lines:
Utility (consisting of PG&E, including Diablo Canyon Nuclear Power Plant (Diablo Canyon) operations); Gas Holdings (consisting of Pacific Gas Transmission Company (PGT), PG&E Gas Transmission, Texas Corporation (formerly known as Teco Pipeline Company), PG&E Energy Trading (formerly known as Energy Source, Inc.) and PGT Australia Pty Limited); and Enterprises (consisting of PG&E Enterprises' electric generation and energy services operations) and (2) the performance of the employee's organizational unit in meeting its specific unit, team or individual objectives. The organization objectives may include such measures as cost control, quality and reliability of service to customers, public and employee safety, financial performance and operational efficiency.

Under the Plan, the Nominating and Compensation Committee of the PG&E Board of Directors (Committee) makes the final determination of awards for officers based upon achievement of the Plan objectives. The Committee has the discretion to modify or eliminate awards for officers. The final determination of non-officer awards is made by the chief executive officer, who also has the discretion to modify or eliminate non-officer awards.

The performance measurement target for the 1997 Plan year was disclosed on a Report on Form 8-K dated December 20, 1996 and was based on the corporate operating and capital budgets prepared for 1997, as approved by the PG&E Corporation Board of Directors in December 1996, which result in a budgeted corporate earnings per common share of $1.87.

The 1997 corporate budget represents the first year of a transition period as PG&E moves from a traditional utility business profile to one more reflective of the restructuring of California's electric and gas utility industries. The 1997 budget reflects reduced earnings, based in part on the assumption that the Diablo Canyon Rate Case Settlement (Diablo Settlement) will be modified substantially consistent with an application filed with the California Public Utilities Commission (CPUC) by PG&E in March 1996. PG&E's Diablo Settlement modification proposal would replace the current performance-based ratemaking for Diablo Canyon, which based revenues primarily on the amount of electricity generated by the plant. The current ratemaking would be replaced with a ratemaking methodology that includes (i) recovery of sunk costs through a sunk cost revenue requirement recovered primarily without regard to performance and based on a reduced return on equity of 6.77 percent, and accelerated recovery of depreciation over a five-year period, and (ii) a performance-based Incremental Cost Incentive Price (ICIP) for recovery of variable costs and future capital additions. The 1997 budget reflects reduced earnings from Diablo Canyon as a result of increased depreciation expense and a reduced return on equity for Diablo Canyon under the new ratemaking methodology relative to the current ratemaking, beginning in 1997. The 1997 budget assumes that Diablo Canyon will contribute less than a quarter of PG&E Corporation's earnings in 1997, a reduction from the 40 percent contribution to budgeted earnings represented by Diablo Canyon's budgeted earnings in recent years.

The 1997 budget also reflects continuation of PG&E's major programs to improve electric and gas system maintenance and customer service. PG&E's utility capital budget for 1997 is approximately $1.7 billion, which is $.4 billion more than budgeted in 1996, primarily reflecting investments in electric distribution system reliability and replacement of the customer information system.

Due in part to the planned levels of expenditures on maintenance of and investment in upgrading the utility infrastructure, and also due to an expected increase in the effective tax rate for utility operations, the return on equity on California utility operations (excluding Diablo Canyon) is budgeted at 6.5 percent in 1997, significantly below the return on equity of 11.6 percent authorized by the CPUC. This higher level of utility spending is expected to continue for at least two years. Utility return on equity would improve if these spending levels are incorporated into PG&E's authorized revenues in its next general rate case in 1999.

With respect to operations at other subsidiaries of PG&E
Corporation, the 1997 budgeted earnings per common share assumes contribution to earnings of $.13 per common share from Gas
Holdings and $.01 per common share from Enterprises.

The 1997 budgeted earnings per common share amounts assume that the average number of shares of common stock outstanding during 1997 is 392 million. The budgeted earnings per common share amounts assume no significant gain or loss on the sale of assets, nor does the 1997 budget include any major acquisitions, other than the acquisition of Teco Pipeline Company, which occurred in January 1997.

On a quarterly basis, PG&E Corporation discloses year-to-date financial performance relating to its principal business lines.
For the three months ended March 31, 1997, selected financial information is shown below:


                   Three Months Ended March 31, 1997
=================================================================
                             Actual    (1)           Budget
                          (unaudited)

Earnings (Loss) Per
Common Share:
  Utility                 $      0.40            $      0.33 (2)
  Gas Holdings                   0.02                   0.03
  Enterprises                    0.00                   0.00
                          -----------            -----------
PG&E Corporation        $        0.42            $      0.36
                          ===========            ===========

(1) In the opinion of management, the unaudited "actual" financial information presented above reflects all adjustments to date which are necessary to present a fair statement of earnings per common share for the period. All material adjustments are of a normal recurring nature, except as noted below. This information should be read in conjunction with the 1996 Consolidated Financial Statements and Notes to Consolidated Financial Statements incorporated by reference in the Annual Report on Form 10-K for PG&E Corporation and PG&E.

(2) Budgeted positive earnings arising under the ICIP for first quarter operations have been deferred to the second quarter, pending CPUC action on the proposed modification to Diablo Canyon ratemaking.

Although budgeted corporate earnings per common share is a performance target and is not a forecast of actual performance that will be realized by PG&E Corporation, it does constitute a forward-looking statement which is subject to various risks and uncertainties. Actual performance during the year may differ materially from the budgeted amount. The budgeted amount does not reflect the resolution of various regulatory uncertainties or other contingencies, including those disclosed in the Notes to PG&E's and PG&E Corporation's Consolidated Financial Statements or in PG&E's and PG&E Corporation's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which could materially affect the performance of PG&E Corporation or its subsidiaries during the year. The factors and uncertainties which could cause actual results to differ materially from budgeted amounts include the following:

     - The final decision issued by the CPUC on PG&E's Diablo Settlement modification proposal. That decision will address the amount of Diablo Canyon sunk costs that may be recovered. In addition, PG&E's recovery of revenue based on the performance-based ICIP will depend on the capacity factor and cost assumptions adopted by the CPUC in implementing PG&E's Diablo Canyon pricing proposal. To the extent that the capacity factor, expenses or sunk cost amounts assumed in deriving the 1997 budget are different than those ultimately adopted by the CPUC in setting Diablo Canyon rates and/or from actual results, earnings would differ. In February 1997, a CPUC administrative law judge
(ALJ) issued a proposed decision which adopts the overall ratemaking structure proposed by PG&E, but with substantial alterations to the ICIP and exclusion of certain items from the sunk cost revenue requirement.

     - The possibility of accelerated depreciation of non-nuclear generating assets at a reduced return on equity. In its Diablo Settlement modification proposal, PG&E is seeking the discretion to accelerate depreciation of its non-nuclear generating assets at a reduced return tied to the embedded cost of debt, beginning in 1997, should it choose to do so. The 1997 budget does not assume any accelerated depreciation for non-nuclear generating assets at the reduced return.

     - PG&E's ability to maintain utility maintenance and operation expenses at budgeted levels through the year.

     - PG&E Corporation's ability to achieve budgeted levels of stock repurchases in 1997. The level of stock repurchases may be lower if major acquisitions occur or other business investment opportunities arise during the year.

     - The outcome of the California electric industry restructuring and the transition to a competitive environment. PG&E's ability to recover its transition costs during the transition period which begins in 1997 will be dependent on several factors, including among other things, continued application of the regulatory framework established by the restructuring legislation adopted in California in 1996, the amount of transition costs approved by the CPUC, the market value of PG&E's generation plants, future sales levels, fuel and operating costs, the market price of electricity and ratemaking methodology adopted for Diablo Canyon. A change in these factors could affect the probability of recovery of PG&E's generation-related regulatory assets and the determination of plant impairment and could result in a material loss.

     - Changes in accounting due to changes in the regulatory or competitive environment in the electric or gas industries, including the possible discontinued application of Statement of Financial Accounting Standards No. 71. See Item B. below.

     - Whether the CPUC approves the Gas Accord Settlement in the form submitted by PG&E. The Gas Accord would restructure PG&E's gas services and its role in the gas market and establish gas transmission rates for the period July 1997 through December 2002. In March 1997, an ALJ issued a proposed decision rejecting the Gas Accord. See Item C. below.

B.  Application of SFAS 71.

As a result of California's electric industry restructuring and related legislation, the staff of the Securities and Exchange Commission (SEC) has begun discussions with PG&E and other California utilities regarding the appropriateness of the continued application of Statement of Financial Accounting Standards No. 71 "Accounting for the Effects of Certain Types of Regulation" (SFAS 71), for the generation portion of the electric utilities' businesses as of January 1, 1997. PG&E believes it currently meets and will continue to meet the requirements to apply SFAS 71 during the electric industry restructuring transition period. PG&E has held discussions with the SEC staff and provided them with information in support of its position. The SEC staff, however, has continued to express concern regarding PG&E's conclusion and in March 1997, requested further information. PG&E has provided the additional information in support of its position and anticipates continued meetings with the SEC staff to resolve their concerns. In addition, PG&E has recommended that the SEC permit the Emerging Issues Task Force
(EITF) of the Financial Accounting Standards Board to address the issue. PG&E believes that these issues are of national importance and that the EITF would provide the framework needed to establish the accounting standard for application of SFAS 71 to transition cost recovery plans. PG&E believes this standard is necessary to achieve uniform financial reporting for utilities undergoing electric industry restructuring.

In applying SFAS 71, PG&E has accumulated approximately $1.6 billion of regulatory assets attributable to the electric generation portion of its business at March 31, 1997. In the event that the SEC ultimately concludes that the current regulatory and legal framework in California no longer meets the requirements to apply SFAS 71 to the generation portion of its business, PG&E would reevaluate the financial impact of electric industry restructuring and a material write-off of all or a part of these assets could occur in 1997. In accordance with PG&E's cost recovery plan, approved by the CPUC in 1996, generation related regulatory assets would continue to be recovered as part of the transition charge during the transition period.

C.  Gas Accord

On March 24, 1997, a CPUC ALJ issued a Proposed Decision (PD) rejecting the Gas Accord, a comprehensive proposed settlement which was submitted in 1996 for CPUC approval. The PD is not a final decision of the CPUC and is subject to change prior to a vote of the full CPUC. Comments to the PD are due by the end of April, 1997. It is expected that the CPUC will issue a final decision in mid-1997.

The Gas Accord was supported by a broad coalition of customer groups and industry participants. The PD acknowledges that the Gas Accord has a number of positive features, including its broad support and the proposed unbundling of PG&E's gas transmission system, i.e., the separation of PG&E's gas transmission and storage services from its distribution services which would give customers the opportunity to select from different services offered by PG&E and to pay only for the services they use. Nevertheless, the PD rejects the Gas Accord primarily because (i) it does not resolve what the ALJ perceives as a conflict of interest between shareholder and ratepayer interests regarding the use of PG&E's transportation system in Northern California;
(ii) it is inconsistent with incremental ratemaking principles under which the rates for gas transportation service to shippers using Line 401 (PG&E's recently constructed California segment of the PG&E/PGT pipeline that extends from the Canadian border to Kern River Station in Southern California (PG&E Pipeline Expansion)), are calculated based solely on the incremental cost of Line 401; (iii) it does not provide sufficient benefits to PG&E's core ratepayers; and (iv) it settles some issues unfairly, including the issue of whether PG&E misled the CPUC in connection with a proceeding before the CPUC, as discussed below.

Specific provisions of the PD include the following:

- Under the PD, the core procurement incentive mechanisms (CPIM) which had been proposed in the Gas Accord to replace the traditional reasonableness review proceedings of PG&E's gas procurement costs for the periods 1994-97 and 1998-2002, are not adopted. Therefore, the recovery of the cost of gas, as well as demand charges for gas transportation contracts used to procure gas would be decided in various ongoing proceedings. (Demand charges are incurred by PG&E under gas transportation contracts with various Canadian and interstate pipeline companies for reserving pipeline capacity.) Further, under the Gas Accord, PG&E agreed not to pursue its challenge in federal court of the CPUC's 1988-90 reasonableness decision in which the CPUC had not allowed rate recovery of $90 million of gas costs. If the PD is adopted without change by the CPUC, PG&E would consider whether to continue to pursue that challenge.

- The PD confirms the CPUC's 1994 finding that PG&E's decision to construct Line 401 was reasonable based on the knowledge PG&E management had at the time. However, the PD would reverse the CPUC's original order which found that PG&E would not be responsible for "stranded costs" caused by Line 401. The PD defines "stranded costs" caused by Line 401 to include interstate transition cost surcharge (ITCS) costs (described below), and costs of unused original system transmission facilities, (i.e., Lines 300 and 400, PG&E's major intrastate pipelines other than Line 401). The PD states that PG&E should absorb these stranded costs to maintain incremental ratemaking and to avoid imposing the costs and risks of Line 401 on the customers of the original transmission system. If the PD were adopted without change by the CPUC, PG&E would be required to offer three separate unbundled pipeline services on its major intrastate transmission pipelines, Lines 300, 400 and 401, and PG&E would be at risk for recovery of the cost of all such service, with no balancing account protection.

- The PD would also disallow recovery of 25 percent of ITCS costs for 1993 and 1994, with reasonableness reviews to determine the amount of ITCS costs that could be recovered in subsequent years. (ITCS costs are the difference between demand charges PG&E pays to interstate pipelines companies for the reservation of interstate pipeline capacity that PG&E no longer uses to serve noncore customers, and the revenues PG&E obtains from brokering that capacity.) In the PD, the ALJ indicates that he supports a similar disallowance for subsequent periods. However, the PD would go further by suspending PG&E's authority to record ITCS costs for future recovery subsequent to the date of the final CPUC decision. The PD would suspend such authority until PG&E could demonstrate that the conflict of interest the ALJ perceives to exist between ratepayer and shareholder interests causes ratepayers no harm due to lost revenues from brokering PG&E's unused interstate pipeline capacity. Under the Gas Accord, in contrast, PG&E would forgo recovery of 100 percent and 50 percent of the ITCS amounts allocated for collection from its core (residential and small commercial) and noncore (industrial and large commercial) customers, respectively.

- The PD would set for further hearing the pipeline expansion project reasonableness (PEPR) proceeding to determine the capital costs and revenue requirements of Line 401, rejecting the resolution of those issues which had been proposed in the Gas Accord. In the Gas Accord, PG&E had agreed to set rates for the PG&E Pipeline Expansion based on total capital costs of $736 million. However, in the PEPR proceeding, PG&E had sought $810 million in capital costs. The CPUC's Office of Ratepayer Advocates had recommended a $100 million disallowance and other parties had recommended a disallowance of $237 million.

- The PD would order an investigation into whether PG&E's conduct in responding to certain discovery requests made in the proceeding to determine whether the decision to construct Line 401 was reasonable, misled the CPUC in violation of Rule 1, the CPUC's Code of Ethics. The CPUC may impose fines and penalties if it finds that such a violation occurred.

As of March 31, 1997, approximately $529 million had been reserved relating to these gas regulatory issues and capacity commitments. As a result, PG&E Corporation believes that if the PD were adopted by the CPUC without change, it would not have a material impact on PG&E Corporation's financial position or results of operations.

D.   Common Stock Repurchase Program

In May 1995, the Board of Directors of PG&E authorized PG&E to purchase up to $1 billion of PG&E common stock under its repurchase program through June 1998. In December 1996, the Board of Directors of PG&E rescinded the PG&E stock repurchase program to be effective on the date of the holding company reorganization, and the Board of Directors of PG&E Corporation authorized the repurchase of PG&E Corporation common stock in an aggregate amount up to the authorization remaining under the PG&E repurchase program as of the date of the holding company reorganization. On March 19, 1997, the Board of Directors of PG&E Corporation authorized PG&E Corporation to repurchase an additional $1 billion of common stock under its repurchase program through June 1999. Shares will be repurchased to manage the overall balance of common stock in PG&E Corporation's capital structure.

E.   Ratio of Earnings to Fixed Charges and Ratio of Earnings to
     Combined Fixed Charges and Preferred Stock Dividends

PG&E Corporation and subsidiaries' earnings to fixed charges ratio for the year ended December 31, 1996 was 2.92. PG&E Corporation and subsidiaries' earnings to combined fixed charges and preferred stock dividends ratio for the year ended December 31, 1996 was 2.72.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(c)  Exhibits:

12.1  Computation of Ratio of Earnings to Fixed Charges

12.2  Computation of Ratio of Earnings to Combined Fixed
      Charges and Preferred Stock Dividends


                             SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.


                          PG&E CORPORATION
                                 and
                          PACIFIC GAS AND ELECTRIC COMPANY




                               CHRISTOPHER P. JOHNS
                          By ________________________________
                                  CHRISTOPHER P. JOHNS
                               Controller
                               (PG&E Corporation)
                               Vice President and Controller
                               (Pacific Gas and Electric Company)

Dated: April 18, 1997


                              EXHIBIT INDEX

Exhibit
Number                        Exhibit


12.1      Computation of Ratio of Earnings to Fixed Charges
          (Incorporated by reference to Exhibit 12.1 to PG&E
          Corporation's Annual Report on Form 10-K for the year ended December 31, 1996.)

12.2 Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends (Incorporated by reference to Exhibit 12.2 to PG&E Corporation's Annual Report on Form 10-K for the year ended December 31, 1996.)